Exhibit 10.14


                                A G R E E M E N T


1.       Parties: Fine Host Corporation ("Fine Host")
                           Buccino & Associates, Inc. ("Buccino")

2.       Effective Date:  December 16, 1997

3. Buccino to act as crisis manager and, as such, assess all critical business issues, including: review of profit/loss by business unit or major service area, financial contracts and obligations, review major bids pending, work with existing operations and financial management in an attempt to stabilize Fine Host's environment and review contractual agreements with key accounts. Further, scope to include a review of all cash flow, cost containment and cash enhancement opportunities couple with a critical management assessment. Scope also to include all necessary implementation of Buccino's findings, as approved by the Board of Directors. At further direction of the Board of Directors, Buccino shall interface with financial constituents as required, including lenders, bondholders, shareholders, and vendors, etc. Furthermore, Buccino to interface with forensic accountants to avoid duplication of effort and to expedite the accountants report to the Board of Directors.

4. Buccino shall receive a retainer of $75,000 upon execution of this agreement. Such retainer shall remain on deposit with Buccino during the course of the engagement. Upon completion of the engagement and/or cancellation of this Agreement by either party, the retainer shall be returned to Fine Host after applying such retainer against any final outstanding amounts due Buccino. Fine Host shall retain Buccino at the following hourly rates: Chairman $425 per hour; Engagement Managers, $300 per hour; Senior Consultants, $200 to $250 per hour; and Consultants, $150 per hour. In addition, Fine Host is to reimburse Buccino for all out-of-pocket expenses. Additionally, in the event that Buccino is named Chief Executive Officer of Fine Host, a mutually acceptable incentive will be negotiated within ninety (90) days of said event.

5. Neither Buccino nor Fine Host shall employ personnel of the other party during the period of this Agreement and for a period of one year (1) year after termination of this Agreement without the written agreement of the other party.

6. Fine Host shall indemnify Buccino, its shareholders, directors, officers, employees and agents from and against any and all claims, liability, loss, cost, damage or expense (including reasonable attorneys' fees) asserted against, or incurred by Buccino or any such shareholder, director, officer, employee or agent by reason of, or arising out of this Agreement or performance under this Agreement, except to the extent such claims, liability, loss, cost, damage or expense results from the willful misconduct, dishonesty, fraudulent act or omission, or gross negligence of Buccino or any such shareholder, director, officer, employee or agent.




Fine Host Corporation                                Buccino & Associates, Inc.


By:  /s/  Randy B. Spector                           By:  /s/  Gerald P. Buccino
                                                               Gerald P. Buccino
                                                                Chairman and CEO